EXHIBIT 99.1
Liberty Global Completes the Acquisition of Cablecom,
the Largest Broadband Cable Operator in Switzerland
Denver, Colorado — October 25, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that it has completed the previously announced acquisition of 100% of the equity of Cablecom Holdings AG (“Cablecom”), for cash consideration of CHF 2.826 billion (US$ 2.185 billion at October 24, 2005), from a group of selling shareholders led by Apollo Management, Towerbrook Capital Partners and Goldman Sachs’ affiliates. Liberty Global financed the cash purchase price by using a combination of approximately US$1.2 billion of existing cash and the proceeds of approximately US$1.0 billion from newly-issued debt securities.
Cablecom is the largest broadband cable operator in Switzerland in terms of subscribers. With the transaction completed, Liberty Global adds a major new market to its European footprint, and now operates the largest broadband cable business in terms of subscribers in 11 of its 14 European markets.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including Cablecom’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the Cablecom system, continued use by subscribers and potential subscribers of the Cablecom services, and the Company’s ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

Dennis Okhuijsen
Investor Relations — Europe
+31 20 778 2964